U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

American Capital, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2009, American Capital, Ltd. (the "Company") amended the employment agreements for the following named executive officers solely to comply with certain performance-based compensation requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"): Mr. Wilkus, the Chairman of the Board of Directors and Chief Executive Officer of the Company; Mr. John Erickson, the Company's President, Structured Finance and Chief Financial Officer; Mr. Ira Wagner, the Company's President, European Private Finance; Mr. Samuel A. Flax, the Company's Executive Vice President, General Counsel, Chief Compliance Officer and Secretary; and Mr. Darin R. Winn, the Company's Senior Vice President and Senior Managing Director (collectively, the "Amendments").

Pursuant to the Amendments, each officer's target incentive payment in the event of the termination of his employment by him with good reason or by the Company for reasons other than misconduct or disability, was changed to ensure compliance with Section 162(m) rules and regulations regarding deductibility of executive compensation in excess of $1 million. Messrs. Wilkus, Erickson, Wagner, Flax and Winn will no longer be entitled to a prorated target incentive payment in an amount equal to the highest target incentive payment that the officer could have earned in such year for the calendar year in which the officer's termination date occurs, but rather will receive one-half of the maximum amount that they previously would have been eligible to receive under the agreements, which is equal to $3,000,000, $1,500,000, $1,250,000, $1,250,000, and $1,000,000, respectively.

As noted above, the Amendments are being made to eliminate a potential issue concerning compliance with Section 162(m) of the Code in order to preserve meaningful cost savings for the Company. They are not being made for the purpose of changing the total amount payable to the officer in the event of the termination of employment by the officer with good reason or by the Company for reasons other than misconduct or disability. The total amount payable to the officer could be more or less under the amended employment agreement, depending on the circumstances and timing of such termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: December 16, 2009	By:	/s/ Samuel A. Flax
Samuel A. Flax Executive Vice President, General Counsel, Chief Compliance Officer and Secretary